UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                       VALLEY NATIONAL GASES INCORPORATED
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    919792101
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP NO. 919792101                                            PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------
1.             NAME OF REPORTING PERSON
               Bislett  Partners  L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3113731
--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               California

--------------------------------------------------------------------------------
               5.   SOLE  VOTING  POWER
                    0
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6.   SHARED  VOTING  POWER
 BENEFICIALLY       533,800
   OWNED BY    -----------------------------------------------------------------
     EACH      7.   SOLE  DISPOSITIVE  POWER
   REPORTING        0
  PERSON WITH  -----------------------------------------------------------------
               8.   SHARED  DISPOSITIVE  POWER
                    533,800
--------------------------------------------------------------------------------
9.             AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORT  PERSON
               533,800
--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*  [ ]
--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               5.7%
--------------------------------------------------------------------------------
12.            TYPE OF REPORTING PERSON*
               PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 919792101                                            PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
1.             NAME  OF  REPORTING  PERSON
               James D. Harris
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.             SEC USE ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    7,500
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6.   SHARED VOTING POWER
 BENEFICIALLY       533,800
   OWNED BY    -----------------------------------------------------------------
     EACH      7.   SOLE DISPOSITIVE POWER
   REPORTING        7,500
  PERSON WITH  -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    533,800
--------------------------------------------------------------------------------
9.             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
               541,300
--------------------------------------------------------------------------------
10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*  [ ]
--------------------------------------------------------------------------------
11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               5.8%
--------------------------------------------------------------------------------
12.            TYPE OF REPORTING PERSON*
               IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER.

               Valley  National  Gases  Incorporated

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               67  43rd  Street
               Wheeling,  West  Virginia  26003

ITEM 2(a).     NAME OF PERSONS FILING:

               This  statement  is  filed  by:
               (i)  Bislett  Partners  L.P.
               (ii) James  D.  Harris


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               868  South  California  Avenue
               Palo  Alto,  CA  94306

ITEM 2(c).     CITIZENSHIP:

               (i)  Bislett  Partners  L.P. is a California limited partnership.
               (ii) James  D.  Harris  is  a  citizen  of  the  United  States.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value per share

ITEM 2(e).     CUSIP NUMBER:

               919792101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                Page 4 of 7 Pages

ITEM 4.        OWNERSHIP:

               (i)  Bislett  Partners  L.P.:

               (a)  Amount  beneficially  owned:  533,800  shares
               (b)  Percent  of  class:  5.71%
               (c)  Number  of  shares  as  to  which  such  person  has:
                    (i)  Sole  power  to  vote  or  to direct the vote: 0 shares
                    (ii) Shared  power  to  vote  or to direct the vote: 533,800 shares
                    (iii)Sole power to dispose or to direct the disposition of:
                         0  shares
                    (iv) Shared  power  to  dispose or to direct the disposition of:  533,800  shares

               (ii) James  D.  Harris:

               (a)  Amount  beneficially  owned:  541,300  shares
               (b)  Percent  of  class:  5.79%
               (c)  Number  of  shares  as  to  which  such  person  has:
                    (i)  Sole  power to vote or to direct the vote: 7,500 shares
                    (ii) Shared  power  to  vote  or to direct the vote: 533,800 shares
                    (iii)Sole power to dispose or to direct the disposition of:
                         7,500  shares
                    (iv) Shared  power  to  dispose or to direct the disposition of:  533,800  shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not  applicable

ITEM 6.        OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not  applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not  applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not  applicable.


                                Page 5 of 7 Pages

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 7 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 23, 2003



                                              BISLETT PARTNERS L.P


                                              By:   /s/  James D. Harris
                                                    --------------------
                                                    Name:  James D. Harris
                                                    Title: General Partner






                                              By:   /s/  James D. Harris
                                                    --------------------
                                                    James D. Harris



                                Page 7 of 7 Pages
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